Exhibit 5

[SANOFI-SYNTHELABO LETTERHEAD]

Le Directeur Juridique

[Month] [day], 2004

Ladies and Gentlemen:

      I am General Counsel of Sanofi-Synthelabo S.A., a société anonyme organized under the laws of the Republic of France (the “Company”). In that capacity, I have acted as counsel to the Company in connection with a registration statement on Form F-4 (the “Registration Statement”) being filed with the United States Securities and Exchange Commission (the “SEC”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) up to [                    ] ordinary shares, nominal value €2.00 per share, of the Company (“Company Shares”), including Company Shares to be represented by American depositary shares of the Company (“Company ADSs”) (each Company ADS representing one-half of one Company Share) to be issued upon completion of the exchange offer for (A) all the ordinary shares, nominal value €3.82 per share (“Aventis Shares”) that are held by holders located in the United States of America and (B) all the American depositary shares of Aventis (“Aventis ADSs”) (each Aventis ADS representing one Aventis Share) that are held by holders wherever located (the “U.S. Offer”). The terms and conditions of the U.S. Offer are set forth in the prospectus/exchange offer document that is included in the Registration Statement.

      In furnishing this opinion, I, or lawyers under my supervision, have examined the Registration Statement, including the prospectus/exchange offer document included therein, and such documents, corporate records, certificates of public officials and other agreements, instruments or opinions as I have deemed necessary or advisable for the purpose of rendering the opinion set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. With respect to factual matters I have relied upon certificates and oral and written assurances from public officials. On the basis of the foregoing and assuming that the increase in the share capital of the Company and the issuance of the Company Shares to be issued in connection with the Company’s exchange offer for all Aventis Shares, including Aventis Shares represented by Aventis ADSs is duly authorized by the shareholders of the Company, I am of the following opinion:

      The Company Shares, including Company Shares to be represented by Company ADSs, have been duly authorized and will, when issued in exchange for Aventis Shares, including Aventis Shares represented by Aventis ADSs, on completion of the U.S. offer (including any subsequent offering period) be validly issued, fully paid and non-assessable.

      This opinion is being rendered solely in connection with the registration of the offering, sale and delivery of the Company Shares, including Company Shares to be represented by Company ADSs, in the United States pursuant to the registration requirements of the Securities Act of 1933, as amended. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement that the Company is filing with the SEC for the purpose of registering the Company Shares.

Very truly yours,

Laurent Cohen-Tanugi
General Counsel